Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Patriot National Bancorp, Inc.

Stamford, CT

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-100981) and Form S-8 (No. 333-179204) of Patriot National Bancorp, Inc. and Subsidiary of our report dated March 30, 2016, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/BDO USA, LLP

Philadelphia, Pennsylvania

March 30, 2016